Exhibit 99.1

Canada Southern Petroleum Ltd.

News Release

CANADA SOUTHERN PETROLEUM LTD. ANNOUNCES

SETTLEMENT OF KOTANEELEE LITIGATION

CALGARY, Alberta, September 9, 2003 -- Canada Southern Petroleum Ltd. [NASDAQ: CSPLF; Toronto/Boston/Pacific: CSW] announced today that the litigants in the Kotaneelee litigation have entered into an all-inclusive settlement agreement whereby the defendants will pay to the Company approximately $25,000,000 Cdn.  The plaintiffs will terminate all litigation against the defendants related to the field, including the claim that the defendants failed to fully develop the field.  Each party will bear its own legal costs. “We are pleased that we have been able to conclude this long and costly litigation and look forward to a renewed focus on exploration and development of the Company’s properties,” a Company spokesman said.

The Company also announced that it had purchased an additional .67% carried interest in the field from another party to the litigation, bringing the Company’s carried interest in the Kotaneelee field to 30.67%.

The Company also said no determination has yet been made as to what amounts, if any, would be payable to the holders of contingent interests in certain net recoveries from the litigation.  The Company noted that it had expended almost $16 million (Cdn.) on the litigation and that it has received demands from certain contingency interest holders who are not present or recent members of management.  The Company has established a committee of independent directors to make the determination with the assistance of recently retained outside counsel, the spokesman said.

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Among these uncertainties are pricing and production levels from the properties in which the Company has interests, and the extent of the recoverable reserves at those properties.  The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:  Randy Denecky, at (403) 269-7741